MORGAN STANLEY TECHNOLOGY FUND

      Item 77E	Legal Proceedings


Beginning on July 31, 2003, several
purported class action
complaints were filed against
Morgan Stanley, Morgan
Stanley Technology Fund
(the Fund), Morgan Stanley
Investment Management Inc. and
certain subsidiaries of Morgan
Stanley, alleging securities
fraud violation in connection
with the underwriting and
management of the Fund.
Plaintiffs allege in these
cases that Morgan Stanley
analysts issued overly optimistic
stock recommendations to
obtain investment banking
business and that the desire to
obtain investment banking business
influenced decisions by
the Funds Sub-Advisor.
On August 29, 2003, the U.S.
District Court of the Southern
District of New York entered
into an Order approving the
parties stipulation to stay
the Funds case pending the
decision of the U.S. Circuit
Court of Appeals for the Second
Circuit in an appeal from
the dismissal of a similar
case brought against another
party by the same plaintiffs
law firm.  The Fund and
Morgan Stanley believe these
lawsuits have no merit, and no
provision has been made in the
Funds financial statements
for the effect, if any, of such matters.